Exhibit 6.2

SECURED PROMISSORY TERM NOTE AGREEMENT

by and between Armonia International LLC, as Borrower

and

UC Asset LP, or Assigns, as Lender

and

Xianhua Wang, as Guarantor

Dated as of April 1, 2017

SECURED PROMISSORY NOTE AGREEMENT

U.S.$ 50,000.00

April 1, 2017

1.	Parties; Amount

FOR VALUE RECEIVED, the undersigned, Armonia International, LLC., a Delaware limited liability company, with a registered address of 375 N. Stephanie St., Ste 1411, Henderson, NV 89014, (“Borrower”), promises to pay to the order of UC Asset LP, a Delaware limited partnership, with a mailing address of 2299 Perimeter Park Drive, Suite 120, Atlanta, Georgia 30341, or its assigns (“Lender”), the principal sum of Fifty Thousand and no/100 United States dollars (US$50,000.00), plus interests as defined hereinafter; and the undersigned, Xianhua Wang, an individual residing at 1998 Bridle Path Court, Atlanta GA 30338, whose SSN is (“Guarantor”), guarantees the payment of the said amount and guarantees any other payments by the Borrower to the Lender in association with this Note.

Lender agrees to accept this note from Borrower in exchange of the due amount by Borrower to Lender of the principal sum of a matured Non- Secured Promissory Note issued by Borrower to Lender, dated April 1, 2016 (“Matured Note”). Copy of the Matured Note is attached to this Note as Schedule A.

2.	Interest Rate

Interest shall accrue at rate of three percent(3%) non-compound for the first quarter of April to June, and at rate of two percent (2%) per quarter for the rest of the Term, non-compound.

3.	Payment Schedule

Borrower shall pay interest quarterly starting from April 2017 till the March, 2018, by the end date of each quarter, i.e., the last date of June, September, December and March (the “Quarterly Due Date”); and shall pay the outstanding principal amount under this note in full by March 31th, 2018 (the “Final Due Date”), in conjunction with the last quarterly interest payment.

4.	Default

If any of the following events shall occur: the outstanding principal balance of this note together with accrued interest thereon shall, on demand by the holder of this note, be due and payable immediately:

1)	any amount owing under this note is not paid when the Note matures;

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2)	a default under any other provision of this note or under any other agreement providing security for the payment of this note;
3)	a breach of any representation or warranty under this note or under any such other agreement;
4)	the liquidation or dissolution of Borrower; the sale of a material portion of the business and assets of Borrower or any subsidiary of Borrower;
5)	the filing of a petition under any bankruptcy, insolvency or similar law by Borrower or any subsidiary of Borrower;
6)	the making of any assignment for the benefit of creditors by Borrower or any subsidiary of Borrower;
7)	the filing of a petition under any bankruptcy, insolvency or similar law against Borrower or any subsidiary of Borrower and such petition not being dismissed within a period of thirty (30) days of the filing.

In each of the above cases, the holder shall give written notice of default to Borrower, and Borrower shall have five (5) days to cure any such default without penalty, and if cured, then this note shall not be deemed in default.

5.	Default Interest

Except as otherwise stated herein, the outstanding balance of any amount owing under this note which is not paid when due shall bear interest at the rate of a non-compound rate of 0.05% per day. This default interest rate shall be applied from the date of such default, for so long as the default is ongoing.

6.	Guaranty

In order to induce Lender to make the loan evidenced by this note, and as part of the consideration for making such loan, Guarantor does hereby pledge to Lender a first lien security interest on all of her personal properties and assets (“Collaterals”), without limitation, up to the time the loan evidenced by this note is paid in full and the Option is satisfied in full. Upon any default under the terms of this note, in addition to Lender’s other remedies at law or in equity, Lender may take any such action as Lender deems advisable with respect to any of Guarantor’s personal properties or assets, including without limitation selling those pledged properties or assets at public or private sale on such terms as Lender deems appropriate; and Lender is authorized to act as Borrower’s attorney in fact to endorse or otherwise effect the transfer of any of these personal properties or assets or other Collaterals referenced in this note. At any such sale, Lender may be the purchaser. Lender agrees to give Borrower only such notice of sale as is required by applicable law, and in any event Borrower agrees that ten (10) days prior notice of a public or private sale is reasonable notice to Borrower.

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Lender may determine the order of Lender’s pursuit of its remedies under this note. Borrower will, at its expense, take or cause to be taken such other action and execute and deliver or cause to be executed and delivered such additional agreements, documents and things as Lender may request in connection with this Note or the Collaterals, including without limitation the execution and filing of any financing and other statements under the Uniform Commercial Code in effect in any applicable state, and Lender is hereby authorized to sign any such agreement or document or thing or statement on Borrower’s behalf and to file any such statement with or without Borrower’s signature. Notwithstanding the above, the Lender’s action should be limited to the extent that Lender can reasonably expect to recover the sum total of defaulted amount under this Note, including principal, interests and collection costs. In case that the action of Lender generates more than the sum total of defaulted amount, Lender should give the excess amount back to the Guarantor in a reasonable time.

7.	Usury Clause

Notwithstanding any other provision of this note, interest under this note shall not exceed the maximum rate permitted by law; and if any amount is paid under this note as interest in excess of such maximum rate, then the amount so paid will not constitute interest but will constitute a prepayment on account of the principal amount of this note. If at any time the interest rate under this note would, but for the provision of the preceding sentence, exceed the maximum rate permitted by law, then the outstanding principal balance of this note shall, on demand by the holder of this note, become and be due and payable. The parties acknowledge that this is a commercial loan, made for bona fide business purposes.

8.	Where to Make Payments

All payments of principal and interest shall be made in lawful currency of the United States of America in immediately available funds before 5:00 p.m. New York time on the due date thereof at the offices of the holder of this instrument, or in such other manner or at such other place as the holder of this note designates in writing from time to time.

9.	Tax Gross Up

All payments under this note shall be made without defense, set-off or counterclaim, free and clear of and without deduction for any taxes of any nature now or hereafter imposed. Should any such payment be subject to any tax, Borrower shall pay to the holder of this note such additional amounts as may be necessary to enable the holder to receive a net amount equal to the full amount payable hereunder. As used in this paragraph, the term "tax" means any tax, levy, impost, duty, charge, fee, deduction, withholding, turnover tax, stamp tax and any restriction or condition resulting in a charge imposed in any jurisdiction upon the payment or receipt of any amount under this note other than taxes on the overall net income of the holder under the laws of the State of Georgia and of the United States.

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10.	Expenses

Borrower agrees to pay on demand any expenses of collecting and enforcing this note and any collateral securing this note, including, without limitation, reasonable expenses and fees of legal counsel, court costs and the cost of appellate proceedings.

11.	Governing Law

This note and the obligations of Borrower shall be governed by and construed in accordance with the law of the State of Georgia, U.S.A., ignoring conflicts of law principles. For purposes of any proceeding involving this note or any of the obligations of Borrower, Borrower hereby submits to the jurisdiction of the state courts of the State of Georgia located in the area of Atlanta (including nearby counties such as Fulton, DeKalb, Gwinnet, and other counties) and of the federal district court having jurisdiction in the foregoing area, State of Georgia, and agrees not to raise and waives any objection to or defense based upon the venue of any such court or based upon forum non conveniens. Borrower agrees not to bring any action or other proceeding with respect to this note or with respect to any of its obligations in any other court for any reason without the prior written consent of the holder. Borrower waives presentment for payment, demand, protest and notice of protest and of non-payment.

12.	Delay; Waiver

The failure or delay by the holder of this note in exercising any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance. The holder of this note may not waive any of its rights except by an instrument in writing signed by the holder.

13.	Prepayment

Borrower may prepay all or any portion of the principal of this note at any time and from time to time. Any such prepayment shall be applied first against interest due, and then against the principal due under this note. One year of interest will be assessed regardless of any prepayment.

14.	Amendment; Etc.

This note may not be amended without the written approval of the Lender. The parties may execute this note in multiple counterparts, and a faxed or emailed signature shall be binding upon the party executing and faxing or emailing the same to the other party. This note is freely assignable by Lender or any subsequent holder. This note is not assignable by Borrower without the holder’s prior written consent. Any use of the defined term “Lender” and/or the word “holder” herein shall refer to the Lender as well as any subsequent holder, as applicable.

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Borrower:
Armonia International LLC

By:
(Duly Authorized Corporate Officer)

Guarantor:
Xianhua Wang

By:
(Himself)

Accepted by Lender:
UC Asset LP

By:
(Duly Authorized Corporate Officer)

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Letter of Prepayment Plan Agreement

Sept 30, 2017

TO: Paula Wang

Managing member, Armonia Jewelry LLC

565 Valley Hall Drive, Atlanta, GA 30350

Re: Prepayment Plan Agreement

This letter of agreement (“LOA”) confirms the agreement of UC Asset LP(“Lender”) with the above noted company, Armonia Jewelry LLC(“Borrower”), in which the Borrower acknowledges its indebtedness to the Lender under the SECURED PROMISSORY TERM NOTE AGREEMENT (the “Note”) between it and the Lender, of a principal amount of Fifty Thousand US Dollars ($50,000.00), dated as of April 1st, 2017, and will mature on March 31st, 2018. The Note is attached to this LOA as schedule A.

NOW, in consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration had and received, the Parties, upon the terms and subject to the conditions contained in this LOA, hereby agree as follows:

Prepayment:	The Borrower requests, and the Lender accepts, that the Note will be prepaid in full before December 31st, 2017(the “Prepayment Date”).

Prepayment Amount: Fifty-Two Thousand US Dollars ($52,000.00).

Notwithstanding the terms and conditions in the Note, the above Prepayment Amount shall cover all the outstanding balance by and of the Prepayment Date, including both principal AND interest AND any other accrued due amount under the Note.

If the Lender fails to pay all or part of the above Prepayment Amount by and on the Prepayment Date, a daily interest of 0.05% will apply immediately on any unpaid amount due.

This LOA comes into effect as of the date first above written, and should supersede the attached Note (Schedule A). All terms and conditions in the Note that are not superseded by this LOA will continue to be in effect and binding.

Lender: UC Asset LP

By:

Xianghong Wu, Founder and Majority Owner

UCF Asset LLC, the General Partner of UC Asset LP

Accepted by: Borrower

By:
Paula Wang, Managing Member

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